Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FOURTH QUARTER AND YEAR-END 2023 RESULTS,

ANNOUNCES $0.17 PER SHARE DIVIDEND

●	Annual revenues of $7.9 billion; net income of $347.1 million
●	Annual earnings per diluted share of $4.15
●	4th quarter revenues of $2.0 billion; net income of $78.0 million
●	Record high annual revenues driven by strong new truck demand and aftermarket growth
●	Board declares cash dividend of $.17 per share of Class A and Class B common stock

SAN ANTONIO, Texas, February 13, 2024 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the year ended December 31, 2023, the Company achieved revenues of $7.9 billion and net income of $347.1 million, or $4.15 per diluted share, compared with revenues of $7.1 billion and net income of $391.4 million, or $4.57 per diluted share, for the year ended December 31, 2022. In 2022, Cummins Inc. and the Company closed on Cummins’ acquisition of a 50% equity interest in Momentum Fuel Technologies that resulted in a $12.5 million pre-tax gain, and the Company closed on its acquisition of an additional 30% interest in Rush Truck Centres of Canada Limited, which resulted in a $9.8 million gain. Excluding the one-time gains related to those transactions, the Company’s adjusted net income for the year ended December 31, 2022, was $372.0 million, or $4.34 per diluted share. Additionally, the Company’s Board of Directors declared a cash dividend of $0.17 per share of Class A and Class B common stock, to be paid on March 18, 2024, to all shareholders of record as of February 27, 2024.

“We are very proud of our results in 2023,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Throughout the year, demand for new Class 8 and Class 4-7 trucks remained strong, primarily due to pent-up demand resulting from limited new truck production over the past few years. While we were still operating within the confines of truck allocation during 2023, which limited our growth somewhat, we achieved year-over-year growth in new Class 8 truck sales, and we significantly outpaced the market in Class 4-7 truck sales. It is worth noting that the industry’s pent-up demand for new Class 8 trucks was largely fulfilled by the end of 2023, as supply chain constraints that previously limited new commercial vehicle production have largely dissipated,” he explained.

“Despite a challenging operating environment in 2023 caused by low freight rates and high interest rates that negatively impacted our over-the-road customers, our largest customer segment, we were able to achieve healthy growth in aftermarket revenues in 2023, due primarily to strong demand with respect to our refuse, public sector, wholesale and energy customers. In addition, our aftermarket revenues were bolstered by adding service technicians to our network during 2023. Expanding our service technician workforce is a key aspect of our strategic initiatives with respect to mobile service, Xpress services and our other contract maintenance offerings, all of which are strategic elements to achieving our long-term financial goals. Throughout the year, we also maintained our strategic focus on diversifying our customer base and supporting large national accounts, which enabled us to offset some of the challenging market conditions that the industry faced during 2023 and contributed to our achieving record-setting revenues this year,” Rush added.

“We are also happy to announce that our Board of Directors has declared a quarterly cash dividend of $0.17 per share. This quarterly cash dividend, along with the $150 million share repurchase authorization approved by our Board of Directors in the fourth quarter of 2023, illustrates our continued commitment to return value to our shareholders while also maintaining a strong balance sheet that allows us to invest in the future of our business,” Rush said.

“Looking to 2024, we expect that retail sales of new Class 8 trucks will decline compared to 2023, as the pent-up demand in the market from the last few years has largely been met. With respect to medium-duty commercial vehicles, as production of new Class 4-7 vehicles continues to increase, we believe that demand will likely be consistent with 2023, though ongoing delays from truck body companies will likely continue to impact the timing of medium-duty vehicle deliveries,” said Rush. “While the aftermarket industry will likely continue to face challenging operating conditions during 2024 due to excess truck capacity in the market, low freight rates and high interest rates, we will remain focused on our strategic initiatives, including but not limited to adding technicians to our workforce and expanding our mobile service offerings across the country, both of which will enable us to leverage our footprint and provide industry-leading support to large fleet customers. In addition, since we are no longer in a truck allocation environment, we believe that our focus on diversifying our customer base, along with our focus on large national accounts and our other aftermarket strategic initiatives, will allow us to gain market share, and we believe our financial results will outpace the industry in 2024,” Rush stated.

“It is very important that I express my sincere gratitude to all of our employees for their impressive work in 2023. They did a great job supporting our customers and each other, and it was each of their valuable contributions to our company that enabled us to achieve another strong year,” Rush said.

Network Growth

The Company expanded its network in 2023 by adding Rush Truck Centers – Ventura, a parts and mobile service location in California and Rush Truck Centers – Dallas TRP, a PACCAR Parts’ brand of aftermarket parts location. Additionally, the Company added a full-service Ford dealership, Rush Truck Centers – Chicago Light- and Medium-Duty, in the fourth quarter of 2023. “These new locations enable us to provide even better support to customers throughout our dealership network, particularly when it comes to meeting their medium-duty commercial vehicle and aftermarket needs,” said Rush.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 59.5% of the Company’s total gross profits in 2023, with parts, service and collision center revenues reaching $2.6 billion, up 8.0% compared to 2022. The Company achieved an annual absorption ratio of 135.3% in 2023, compared to 136.6% in 2022.

“While the industry experienced challenging operating conditions in 2023, we were able to increase our annual aftermarket revenues, driven largely by our ability to support to large fleets, parts sales growth from energy, refuse and leasing customers and the addition of service technicians to our network. In 2023, we added 215 technicians to our network, which enabled us to grow our back-counter parts sales and execute on many of our strategic initiatives, including improving our Xpress services, contract maintenance and mobile service offerings. Our ability to expand our service technician network, along with our continued strategic focus on diversifying our customer base and focusing on large national accounts, helped us offset the generally softer aftermarket conditions faced by the industry this year,” Rush said.

“In 2024, we expect demand for aftermarket parts and services in the first half of the year to be consistent with demand in the second half of 2023, and we expect aftermarket revenues to remain flat. Challenging freight conditions continue to impact our customers, including larger fleets. However, we are hopeful that the current freight recession may begin to ease by late summer, which we believe could provide a tailwind to the aftermarket industry in the second half of 2024. Challenging economic conditions aside, we believe that the investments we have made in our business over the past several years and our ability to execute on our strategic initiatives are proving that we can achieve strong financial results that outpace the industry despite challenging industry conditions. During 2024, we will continue to focus on our strategic initiatives, including supporting large national account customers and expanding our service technician workforce, and we believe these efforts, along with certain other strategic initiatives that we have already achieved and integrated into our business over the years, will allow us to achieve flat to modest aftermarket revenue growth in 2024,” Rush said.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 271,607 units in 2023, up 4.8% over 2022, according to ACT Research. The Company sold 17,457 new Class 8 trucks in 2023, an increase of 4.0% compared to 2022, and accounted for 6.2% of the new U.S. Class 8 truck market and 2.0% of the new Canada Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 214,300 units in 2024, a 21.1% decrease compared to 2023. Our current backlog for trucks is $3.7 billion, down 11.4% from the same time last year.

“Throughout 2023, the Class 8 truck manufacturers we represent continued to ramp up production to more normal levels. Despite high interest rates and a freight recession, we experienced broad-based demand from a variety of market segments we support, primarily due to pent-up demand resulting from limited new truck production over the past few years,” said Rush. “In the fourth quarter, we continued to see economic factors, including low freight rates, high interest rates and escalating fuel prices, negatively impacting larger over-the-road fleets, as well as smaller carriers. However, our results were positively impacted by our ongoing focus on supporting large national accounts, and we are proud of our strong new Class 8 truck sales in 2023,” he said.

“Looking ahead to 2024, new Class 8 truck production has caught up to the pent-up demand resulting from limited new truck production over the past few years. As a result, and due to challenging economic and industry conditions, we expect new Class 8 truck sales to be down significantly industry wide. However, as a result of strategic decisions we made with respect to diversifying our customer base and focusing on vocational and large national fleet customers, we believe we are well positioned to navigate a down year in new Class 8 truck sales, and we believe our new Class 8 truck sales results will outpace the industry in 2024,” Rush said.

New U.S. Class 4-7 retail commercial vehicle sales totaled 252,649 units in 2023, an increase of 8.1% compared to 2022, according to ACT Research. The Company sold 13,264 new Class 4-7 medium-duty commercial vehicles, an increase of 20.3% compared to 2022, accounting for 5.1% of the total new U.S. Class 4-7 commercial vehicle market and 2.9% of the new Canada Class 5-7 commercial vehicle market. ACT Research forecasts U.S. retail sales for new Class 4-7 commercial vehicles to be approximately 254,250 units in 2024, a 0.6% increase compared to 2023.

“In 2023, pent-up demand for new Class 4-7 commercial vehicles remained due to limited production over the past few years. In addition, the manufacturers we represent were able to increase production throughout the year. These factors, coupled with our ongoing efforts to diversify our customer base and support large national fleets, allowed our medium-duty commercial vehicle sales to significantly outpace the industry,” said Rush. “In the fourth quarter, we continued to experience delays from truck body companies that impacted new Class 4-7 commercial vehicle deliveries, which limited our growth somewhat. Given those challenges, we were pleased to end the year with such strong new Class 4-7 commercial vehicle sales results,” said Rush.

“As we look ahead, we continue to monitor freight rates, consumer spending, interest rates and other economic factors that heavily impact new Class 4-7 commercial vehicle sales, as well as ongoing delays from truck body builders. We expect demand to remain strong and that we will continue to see an increase in production from the medium-duty manufacturers we represent, and if both of these things occur, we believe we will achieve strong new Class 4-7 commercial vehicle sales results in 2024,” Rush said.

The Company sold 7,117 used trucks in 2023, a 0.6% increase compared to 2022. “Throughout 2023, the increase in new truck production, along with soft freight rates and high interest rates, resulted in weak demand and a corresponding decline in values for used trucks industrywide. Because of these factors, we kept our used truck inventory at a lower-than-normal level throughout the year. In the fourth quarter of 2023 we sold 37% more used trucks than we did during the fourth quarter of 2022,” said Rush. “Looking ahead, we expect that the rate at which used trucks are depreciating will continue to decrease and that used truck values will stabilize over the course of 2024. With our strategically diverse product mix and ability to move used truck throughout our network on an as-needed basis, we are confident that we can support our customers’ used truck needs in 2024,” he added.

Leasing and Rental

Leasing and Rental revenue in 2023 was $353.8 million, up 9.8% from 2022. “Our Rush Truck Leasing division achieved strong financial results in 2023, primarily driven by healthy demand for leased vehicles due to continued constraints on the availability of new commercial vehicles throughout the year. Though our rental utilization declined somewhat compared to the last couple of years, it has returned to historic levels,” said Rush. “The age of our leasing and rental fleet has plateaued and begun to decrease as new commercial vehicle production increased in 2023. Thus, we expect our operating costs to moderate in 2024 compared to 2023, and we believe that the financial results for our leasing and rental business will remain solid,” he added.

Financial Highlights

For the year ended December 31, 2023, the Company’s revenues totaled $7.9 billion, compared to revenues of $7.1 billion in 2022. The Company reported net income for 2023 of $347.1 million, or $4.15 per diluted share, compared with net income of $391.4 million, or $4.57 per diluted share in 2022. In 2022, Cummins Inc. and the Company closed on Cummins’ acquisition of a 50% equity interest in Momentum Fuel Technologies that resulted in a $12.5 million pre-tax gain, and the Company closed on its acquisition of an additional 30% interest in Rush Truck Centres of Canada Limited, which resulted in a $9.8 million gain. Excluding the one-time gains related to those transactions, the Company’s adjusted net income for the year ended December 31, 2022, was $372.0 million, or $4.34 per diluted share.

Aftermarket products and services revenues were $2.6 billion for the year ended 2023, compared to $2.4 billion for the year ended 2022. The Company sold 39,686 new and used commercial vehicles in 2023, a 7.5% increase compared to 36,920 new and used commercial vehicles in 2022. The Company delivered 17,457 new heavy-duty trucks, 13,264 new medium-duty commercial vehicles, 1,848 new light-duty commercial vehicles and 7,117 used commercial vehicles during 2023, compared to 16,778 new heavy-duty trucks, 11,025 new medium-duty commercial vehicles, 2,039 new light-duty commercial vehicles and 7,078 used commercial vehicles during 2022.

In the fourth quarter of 2023, the Company’s revenues totaled $2.0 billion, compared to revenues of $1.9 billion reported for the fourth quarter of 2022. Net income for the quarter ended December 31, 2023, was $78.0 million, or $0.95 per diluted share, compared to $98.3 million, or $1.16 per diluted share, in the quarter ended December 31, 2022.

Aftermarket products and services revenues were $619.2 million in the fourth quarter of 2023, compared to $608.7 million in the fourth quarter of 2022. The Company’s absorption ratio was 130.8% in the fourth quarter of 2023, compared to 136.5% in the fourth quarter of 2022. The Company delivered 4,466 new heavy-duty trucks, 3,507 new medium-duty commercial vehicles, 468 new light-duty commercial vehicles and 1,767 used commercial vehicles during the fourth quarter of 2023, compared to 4,882 new heavy-duty trucks, 2,846 new medium-duty commercial vehicles, 542 new light-duty commercial vehicles and 1,291 used commercial vehicles during the fourth quarter of 2022.

Rush Truck Leasing operates 57 PacLease and Idealease franchises across the United States and Canada with more than 10,400 trucks in its lease and rental fleet and more than 2,100 trucks under contract maintenance agreements. Lease and rental revenue increased 5.2% in the fourth quarter of 2023, compared to the fourth quarter of 2022.

During 2023, the Company repurchased $211.7 million of its common stock. During the fourth quarter of 2023, the Company repurchased $35.1 million of its common stock under the stock repurchase plan that expired on December 31, 2023. The Company adopted a new stock repurchase plan that allows us to repurchase $150 million of stock through December 31, 2024. During the fourth quarter of 2023, the Company repurchased $67.6 million of its common stock under the new plan. Further, during the fourth quarter of 2023, we paid a cash dividend of $13.5 million, for a total of $50.6 million paid to shareholders during 2023, a 13.5% increase over 2022.

“We are very proud of our financial performance and record high revenues in 2023, especially as we were operating within the confines of truck allocation and other challenging economic conditions. We remain committed to executing on our strategy, and we are confident that the strategic initiatives we have invested in over the past several years will continue to, not only increase our overall earnings, but also improve the quality of our earnings. We also remain dedicated to returning value to shareholders through achieving strong earnings, quarterly dividends and our stock repurchase program, while strategically managing our expenses and keeping our balance sheet and cash position strong so that we may continue to invest in our company’s future,” Rush said.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Wednesday, February 14, 2024, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://register.vevent.com/register/BIec6d8d296bc249da80d63927cc7252e1

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at http://investor.rushenterprises.com/events.cfm.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts s and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2022. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$183,725	$201,044
Accounts receivable, net	259,353	220,651
Inventories, net	1,801,447	1,429,429
Prepaid expenses and other	15,779	16,619
Total current assets	2,260,304	1,867,743
Property and equipment, net	1,488,086	1,368,594
Operating lease right-of-use assets, net	120,162	102,685
Goodwill, net	420,708	416,363
Other assets, net	74,981	65,681
Total assets	$4,364,241	$3,821,066

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,139,744	$933,203
Current maturities of finance lease obligations	36,119	29,209
Current maturities of operating lease obligations	17,438	15,003
Trade accounts payable	162,134	171,717
Customer deposits	145,326	116,240
Accrued expenses	172,549	163,302
Total current liabilities	1,673,310	1,428,674
Long-term debt, net of current maturities	414,002	275,433
Finance lease obligations, net of current maturities	97,617	93,483
Operating lease obligations, net of current maturities	104,514	89,029
Other long-term liabilities	24,811	19,455
Deferred income taxes, net	159,571	151,970
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2023 and 2022	–	−
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 61,461,281 Class A shares and 16,364,158 Class B shares outstanding in 2023; and 63,518,042 Class A shares and 18,124,627 Class B shares outstanding in 2022	806	572
Additional paid-in capital	542,046	500,642
Treasury stock, at cost: 1,092,142 Class A shares and 1,731,157 Class B shares in 2023; and 1,626,777 Class A shares and 1,112,446 Class B shares in 2022	(119,835)	(130,930)
Retained earnings	1,450,025	1,378,337
Accumulated other comprehensive income	(2,163)	(4,130)
Total Rush Enterprises, Inc. shareholders’ equity	1,870,879	1,744,491
Noncontrolling interest	19,537	18,531
Total shareholders’ equity	1,890,416	1,763,022
Total liabilities and shareholders’ equity	$4,364,241	$3,821,066

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Revenues
New and used commercial vehicle sales	$1,309,683	$1,175,195	$4,957,969	$4,351,370
Parts and service sales	619,162	608,748	2,562,141	2,372,439
Lease and rental	89,099	84,696	353,780	322,257
Finance and insurance	5,194	6,822	24,271	29,741
Other	6,327	7,480	26,863	25,863
Total revenue	2,029,465	1,882,941	7,925,024	7,101,670
Cost of products sold
New and used commercial vehicle sales	1,186,618	1,062,034	4,474,616	3,937,091
Parts and service sales	392,942	375,376	1,609,383	1,455,616
Lease and rental	63,837	59,426	247,935	221,804
Total cost of products sold	1,643,397	1,496,836	6,331,934	5,614,511
Gross profit	386,068	386,105	1,593,090	1,487,159
Selling, general and administrative expense	251,091	235,453	1,021,722	927,836
Depreciation and amortization expense	15,099	14,120	59,830	55,665
Gain on sale of assets	247	22	843	2,455
Operating income	120,125	136,554	512,381	506,113
Other income	213	156	2,597	22,338
Interest expense, net	15,502	8,462	52,917	19,124
Income before taxes	104,836	128,248	462,061	509,327
Provision for income taxes	26,723	29,952	114,000	117,242
Net income	78,113	98,296	348,061	392,085
Less: Net income attributable to noncontrolling Interest	66	(30)	1,006	703
Net income attributable to Rush Enterprises, Inc.	$78,047	$98,326	$347,055	$391,382

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$0.98	$1.20	$4.28	$4.71
Diluted	$0.95	$1.16	$4.15	$4.57

Weighted average shares outstanding:
Basic	79,453	82,208	81,089	83,100
Diluted	82,143	84,781	83,720	85,727

Dividends declared per common share	$0.17	$0.14	$0.62	$0.53

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	December 31, 2023	December 31, 2022
New heavy-duty vehicles	$816,532	$789,638
New medium-duty vehicles (including bus sales revenue)	359,767	256,749
New light-duty vehicles	28,240	29,475
Used vehicles	95,170	93,178
Other vehicles	9,974	6,155

Absorption Ratio	130.8%	136.5%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	December 31, 2023	December 31, 2022
Floor plan notes payable	$1,139,744	$933,203
Current maturities of finance lease obligations	36,119	29,209
Long-term debt, net of current maturities	414,002	275,433
Finance lease obligations, net of current maturities	97,617	93,483
Total Debt (GAAP)	1,687,482	1,331,328
Adjustments:
Debt related to lease & rental fleet	(543,626))	(393,879)
Floor plan notes payable	(1,139,744)	(933,203)
Adjusted Total Debt (Non-GAAP)	4,112	4,246
Adjustment:
Cash and cash equivalents	(183,725)	(201,044)
Adjusted Net Debt (Cash) (Non-GAAP)	$(179,613)	$(196,798)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	December 31, 2023	December 31, 2022
Net Income (GAAP)	$347,055	$391,382
Provision for income taxes	114,000	117,242
Interest expense	52,917	19,124
Depreciation and amortization	59,830	55,665
Gain on sale of assets	(843)	(2,455)
EBITDA (Non-GAAP)	572,959	580,958
Adjustments:
Interest (expense) associated with FPNP	(54,022)	(11,785)
Adjusted EBITDA (Non-GAAP)	$518,937	$569,173

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	December 31, 2023	December 31, 2022
Net cash provided by operations (GAAP)	$295,713	$294,729
Acquisition of property and equipment	(368,881)	(243,060)
Free cash flow (Non-GAAP)	(73,168)	51,669
Adjustments:
Draws on floor plan financing, net	205,487	273,906
Draws (payments) on L&RFD	119,768	(140,917)
Cash used for L&RF purchases	257,049	165,673
Non-maintenance capital expenditures	26,609	23,421
Adjusted Free Cash Flow (Non-GAAP)	$535,745	$373,752

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	December 31, 2023	December 31, 2022
Total Rush Enterprises, Inc. shareholders' equity (GAAP)	$1,870,879	$1,744,491
Adjusted net debt (cash) (Non-GAAP)	(179,613)	(196,798)
Adjusted Invested Capital (Non-GAAP)	$1,691,266	$1,547,693

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.